EXHIBIT 99.1

   Star Gas Partners, L.P. Reports Third Quarter Operating Results
                     and Common Unit Distribution

    STAMFORD, Conn.--(BUSINESS WIRE)--July 29, 2004--Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE: SGU, SGH), a diversified home energy distributor and services provider specializing in heating oil and propane, today reported results for the fiscal 2004 third quarter and nine months ended June 30, 2004. For the three months ended June 30, 2004, Star's volume increased approximately 2% despite temperatures that were 28% warmer than in the comparative period in the prior year. This increase was primarily attributable to the effect of Star's acquisition of 14 companies since April 1, 2003, representing approximately 119 million gallons of annual volume, which more than offset the negative impact of weather and customer losses, primarily a result of high energy prices.
    Star's fiscal third quarter is predominantly a non-heating period and its operating loss rose approximately $4 million, from $26 million to $30 million due to a) warmer temperatures in the early part of the quarter impacting results by approximately $9 million; b) gross profit margins that were lower than the unusually high levels experienced in the third quarter of fiscal 2003; and c) an increase in Depreciation and Amortization expense. These items were partially offset by a) lower equity related compensation expense; b) some operating improvements associated with the Heating Oil Division's Business Process Improvement Program; as well as c) a change in heating oil delivery patterns.
    Star's third quarter seasonal net loss increased approximately $5 million to $43 million due to the aforementioned operating loss increase and higher net interest expense associated with the Partnership's acquisition program. Diluted net loss per limited partner unit rose to $1.18 per unit in the third quarter of fiscal 2004, from $1.15 per unit in the third quarter of fiscal 2003.
    EBITDA for the three months ended June 30, 2004 was a loss of $15.8 million, versus a loss of $12.6 million in the fiscal 2003 third quarter. This decrease in EBITDA was primarily due to the warmer weather referred to above.
    For the nine months ended June 30, 2004, sales increased approximately 5% to $1.3 billion, compared to $1.2 billion in the same period in fiscal 2003, due both to volume expansion and higher energy prices. Volume for the first nine months of FY 2004 increased 2% to 686 million gallons from 673 million gallons in the same period in the prior year. This was due to Star's acquisition program which more than offset 8% warmer temperatures and net customer loss in the first three quarters of fiscal 2004 versus 2003. Operating income for the nine months ended June 30, 2004 decreased approximately $4 million to $95 million due to a) the estimated $22 million impact of warmer temperatures; b) the effect of an approximate 4% net customer loss resulting from both high energy prices and diminished service levels at Petro associated with the initial stages of its Business Process Improvement Program; and c) increased Depreciation and Amortization expense. This was offset by a) the estimated $16 million impact from the Company's acquisition program; b) a 1.6 cent per-gallon expansion in gross profit margin in the base operations; and c) certain improvements in operating results primarily associated with the Heating Oil Division Business Process Improvement Program.
    Net income for the nine months ended June 30, 2004 declined approximately $4 million to $57 million, from $61 million in the comparable period in fiscal 2003. This decrease was primarily attributable to the operating income decline, as well as to higher interest expense and debt issuance costs, offset by lower income tax expense, lower income from discontinued operations and the adoption of SFAS No. 142 for discontinued operations in fiscal 2003, which resulted in a charge of $3.9 million. Diluted net income per limited partner unit for the nine months ended June 30, 2004 declined to $1.62 per unit from $1.87 per unit during the same period in fiscal 2003.
    EBITDA for the nine months ended June 30, 2004 rose approximately $1 million to $138 million from $137 million in the same period last year due to acquisitions and gross profit margin improvements.
    Star also announced that during the period from April 1, 2004 to date, the Partnership acquired four heating oil and propane companies consisting of approximately 7,700 customers. The four companies were Fuels by Keith of Brandon, VT; B&C Fuel Oil of Pinebush, NY; Shiavoni Propane of Southampton, NY; and Mabob of Kissimmee, FL.
    In commenting on these results, Chairman Irik Sevin stated: "We are very pleased with certain aspects of this year's performance, most notably that our aggressive, yet disciplined acquisition program largely offset the impact of temperatures that were considerably warmer than last year's. However, there were two aspects of the business that were particularly challenging. The first was the implementation of the Heating Oil Division's Business Process Improvement Program. Since this entailed a complete change in the way Petro conducts it business, it is understandable that the first heating season under the new model could require certain adjustments. As a result of the actions taken throughout this past year, we are beginning to see many of the operational and customer satisfaction benefits originally anticipated. Having made many of the adjustments required, we believe the new platform could provide Petro with a distinct operating and marketing competitive advantage going forward.
    "The second challenge faced, especially this past quarter, was the unprecedented rise in energy costs. The movement in petroleum prices generally created a significantly heightened level of customer concern over propane and heating oil prices and resulted in base company customer loss.
    "While these two factors had a negative impact on first nine months results, they now appear to offer Star certain longer-term opportunities. First the Propane Division has already taken advantage of greater consumer awareness to launch a marketing campaign, which, while early, has achieved certain positive results. Second, the Heating Oil Division is utilizing its new centralized platform, marketing expertise and consumer research to offer consumers new ways to address their potentially high energy bills. It is anticipated that this new product will be launched in late August/September, when consumers are most sensitive to selecting a fuel oil provider for the upcoming heating season."

    Distribution Information

    In regard to quarterly distributions, Star declared today its $0.575 per unit Minimum Quarterly Distribution on its common units for the quarter ended June 30, 2004, payable on August 13, 2004 to unitholders of record as of August 9, 2004. Based on the discussion above, and especially a) the current turbulent and high priced energy market; b) the Petro division having not yet realized the full financial benefit of its Redesign Program despite some positive results; and c) the funds that might be used to take advantage of Star's new marketing programs, Star believes it is prudent to preserve its capital and not declare a distribution on its Senior Subordinated, Junior Subordinated and General Partner Units.

    Star Gas Partners, L.P., is a leading distributor of home heating oil and propane. The Partnership is the nation's largest retail distributor of home heating oil and the nation's seventh largest retail propane distributor. Additional information is available at www.star-gas.com.

    This news announcement contains certain forward-looking information that is subject to certain risks and uncertainties as indicated from time to time in the Partnership's 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Included risks and uncertainties are the effects of the weather on the Partnership's financial results, competitive and propane and heating oil pricing pressures and other factors impacting the propane and home heating oil distribution industries.


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per unit data)

                                                 Three Months Ended
                                                       June 30,
                                                ---------------------
                                                     2004       2003
                                                  --------   --------
Sales                                           $ 229,155  $ 216,865
Costs and expenses:
 Cost of sales                                    164,574    149,097
 Operating expenses                                80,360     80,380
 Depreciation and amortization expenses            14,214     13,086
                                                  --------   --------
     Operating loss                               (29,993)   (25,698)

Interest expense, net                             (11,372)   (10,882)
Amortization of debt issuance costs                  (794)      (606)
                                                  --------   --------
     Loss from continuing operations before
      income taxes                                (42,159)   (37,186)

Income tax expense                                     75        100
                                                  --------   --------
     Loss from continuing operations              (42,234)   (37,286)
Loss from discontinued operations before loss
 on sale of TG&E segment, net of income taxes         (50)      (566)
Loss on sale of TG&E segment, net of income
 taxes                                               (247)         -
                                                  --------   --------
     Net loss                                   $ (42,531) $ (37,852)
                                                  ========   ========

General Partner's interest in net loss          $    (405) $    (378)
                                                  ========   ========
Limited Partners' interest in net loss          $ (42,126) $ (37,474)
                                                  ========   ========

Basic and diluted loss per Limited Partner
 unit:
 Loss from continuing operations                $   (1.17) $   (1.14)
                                                  ========   ========
 Net loss                                       $   (1.18) $   (1.15)
                                                  ========   ========

Basic weighted average number of
 Limited Partner units outstanding                 35,756     32,457
                                                  ========   ========
Diluted number of Limited Partner units            35,756     32,457
                                                  ========   ========


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per unit data)

                                                   Nine Months Ended
                                                       June 30,
                                                 ---------------------
                                                     2004       2003
                                                 ---------- ----------
Sales                                           $1,272,561 $1,216,900
Costs and expenses:
 Cost of sales                                     855,016    816,399
 Operating expenses                                279,710    263,443
 Depreciation and amortization expenses             43,236     38,598
                                                 ---------- ----------
     Operating income                               94,599     98,460

Interest expense, net                              (34,119)   (29,708)
Amortization of debt issuance costs                 (2,837)    (1,597)
Loss on redemption of debt                               -       (181)
                                                 ---------- ----------
     Income from continuing operations before
      income taxes                                  57,643     66,974

Income tax expense                                   1,225      2,235
                                                 ---------- ----------
     Income from continuing operations              56,418     64,739
Income from discontinued operations before gain
 on sale of TG&E segment and cumulative effect
 of change in accounting principle, net of
 income taxes                                        1,033        512
Loss on sale of TG&E segment, net of income
 taxes                                                 (17)         -
Cumulative effect of change in accounting
 principle for adoption of SFAS No. 142 for
 discontinued operations                                 -     (3,901)
                                                 ---------- ----------
     Net income                                 $   57,434 $   61,350
                                                 ========== ==========

General Partner's interest in net income        $      528 $      614
                                                 ========== ==========
Limited Partners' interest in net income        $   56,906 $   60,736
                                                 ========== ==========

Basic and diluted income per Limited Partner
 unit:
 Income from continuing operations              $     1.60 $     1.97
                                                 ========== ==========
 Net income                                     $     1.62 $     1.87
                                                 ========== ==========

Basic weighted average number of
 Limited Partner units outstanding                  35,021     32,453
                                                 ========== ==========
Diluted number of Limited Partner units             35,021     32,561
                                                 ========== ==========


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                          SUPPLEMENTARY DATA
                            (in thousands)

Earnings before interest, taxes, depreciation and amortization from continuing operations (EBITDA)

The Partnership uses EBITDA as a measure of liquidity and it is being included because the Partnership believes that it provides investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) the calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to cash provided by operating activities:

                                                     Three Months
                                                     Ended June 30,
                                                ----------------------
                                                     2004       2003
                                                ----------- ----------

Loss from continuing operations                   $(42,234)  $(37,286)
Plus:
  Income tax expense                                    75        100
  Amortization of debt issuance costs                  794        606
  Interest expense, net                             11,372     10,882
  Depreciation and amortization                     14,214     13,086
                                                ----------- ----------
      EBITDA                                      $(15,779)  $(12,612)
                                                =========== ==========

                                                     Nine Months
                                                    Ended June 30,
                                             -------------------------
                                                   2004         2003
                                             ------------  -----------

Income from continuing operations                $56,418      $64,739
Plus:
  Income tax expense                               1,225        2,235
  Amortization of debt issuance costs              2,837        1,597
  Interest expense, net                           34,119       29,708
  Depreciation and amortization                   43,236       38,598
                                             ------------  -----------
      EBITDA                                     137,835      136,877

Add/(subtract)
 Loss on redemption of debt                            -          181
  Income tax expense                              (1,225)      (2,235)
  Interest expense, net                          (34,119)     (29,708)
  Unit compensation expense                          121        1,876
  Provision for losses on accounts
   receivable                                      7,027        5,193
  Loss (gain) on sales of fixed assets, net         (198)         128
  Change in operating assets and liabilities     (73,718)     (89,231)
                                             ------------  -----------

      Net cash provided by operating
       activities                                $35,723      $23,081
                                             ============  ===========


                Three Months Ended June 30, Nine Months Ended June 30,
              ---------------------------   --------------------------
                  2004           2003          2004             2003
                --------       --------      --------         --------

Total gallons
 sold:
Heating Oil
 segment         76,923         79,972        510,554         524,448
Propane segment  26,782         21,666        175,716         148,463
Total gallons
 sold            103,705       101,638        686,270         672,911


               STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                  June 30,   Sept. 30,
                                                    2004       2003
                                                ----------------------

ASSETS
Current assets
 Cash and cash equivalents                      $   19,328 $   10,044
 Receivables, net of allowance of $10,597 and
  $7,542, respectively                             130,458    100,511
 Inventories                                        43,738     38,561
 Prepaid expenses and other current assets          40,257     51,470
 Net current assets of discontinued operations           -     10,523
                                                 ---------- ----------
   Total current assets                            233,781    211,109
                                                 ---------- ----------

Property and equipment, net                        250,351    261,867
Long-term portion of accounts receivables            6,684      7,145
Goodwill                                           274,097    272,740
Intangibles, net                                   183,153    201,468
Deferred charges and other assets, net              16,817     14,414
Net long-term assets of discontinued operations          -      6,867
                                                 ---------- ----------
   Total Assets                                 $  964,883 $  975,610
                                                 ========== ==========
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
 Accounts payable                               $   25,495 $   27,140
 Working capital facility borrowings                29,650     12,000
 Current maturities of long-term debt               24,536     22,847
 Accrued expenses                                   82,432     82,356
 Unearned service contract revenue                  33,528     32,036
 Customer credit balances                           29,875     74,716
 Net current liabilities of discontinued
  operations                                             -      7,569
                                                 ---------- ----------
   Total current liabilities                       225,516    258,664
                                                 ---------- ----------

Long-term debt                                     485,202    499,341
Other long-term liabilities                         27,072     27,829

Partners' Capital (Deficit)
 Common unitholders                                242,213    210,636
 Subordinated unitholders                             (373)       (57)
 General partner                                    (3,116)    (3,082)
 Accumulated other comprehensive loss              (11,631)   (17,721)
                                                 ---------- ----------
   Total Partners' Capital                         227,093    189,776
                                                 ---------- ----------

   Total Liabilities and Partners' Capital      $  964,883 $  975,610
                                                 ========== ==========

    CONTACT: Star Gas Partners, L.P.
             Richard F. Ambury, 203/328-7300
              or
             Jaffoni & Collins Incorporated
             Robert L. Rinderman / Purdy Tran, 212/835-8500
             SGU@jcir.com